Exhibit 99.1

VIA NET.WORKS investor contact:
Matt S. Nydell, General Counsel VIA NET.WORKS Ph: +44 118955 2361 Fax: +44 118955 2345 e-mail: ir@vianetworks.com

VIA NET.WORKS Reports 4th Quarter and Full Year 2003  Financial Results

Highlights

•                                          Financial performance in the 4th quarter of 2003

•                  4th quarter revenues of $17.7 million are up 6.7% as compared to prior quarter revenues of $16.6 million, including the benefit of favorable foreign exchange movements during the quarter

•                  4th quarter Internet services costs were 40% of related revenues (including a non-recurring benefit of $1.8 million from the release of previously disputed contingency accruals for leased line related credits) as compared to 48% of revenues in the previous quarter

•                  4th quarter net loss of ($5.8 million) has decreased by 22.6% over the prior quarter’s net loss of ($7.6 million)

•                                          Full year revenues of $68.7 million were 1.9% short of prior guidance

•                                          Internet services costs as a percentage of revenues have reduced significantly year over year from 53% in 2002 to 46% in 2003, which includes a current year benefit of $2.4 million from non-recurring items

•                                          Full year operating loss from continuing operations improved from ($51.0 million) in 2002 to ($40.9 million) in 2003

•                                          Net decrease in cash improved from ($40.0 million) in 2002 to ($32.0 million) in 2003

•                                          New product and channel strategy launched

Amsterdam, The Netherlands (March 29, 2004) — VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today reported its financial results for the fourth quarter and full year ended December 31, 2003.  VIA also announced a new product and channel strategy as well as guidance for 2004.

2003 Results of Operations

Revenues

2003 revenues of $68.7 million have increased by 3.2% as compared with 2002 revenues of $66.5 million.  Excluding the benefits of foreign exchange movements during the year of $8.5 million, the underlying 2003 revenues have declined by 9.5% as compared to 2002 revenues.

For the fourth quarter of 2003, VIA reported revenues of $17.7 million, which represent a 6.7% increase over revenues for the third quarter of 2003 of $16.6 million including the benefit of foreign exchange movements between the third and fourth quarter of 2003.

Operating Costs

Internet services costs were ($31.4 million) or 46% of revenue for the year ended December 31, 2003, compared with ($35.0 million) or 53% of revenue for the year ended December 31, 2002.

This decrease during 2003 (even including the negative impact of foreign exchange of $4.5 million) is primarily due to full-year impact of our renegotiation of network contracts and continued market decline in connectivity costs, reductions in customer care costs resulting from headcount cuts and non-recurring benefits of $2.4 million relating to disputed charges and line cancellation credits. Internet services costs of ($7.1 million) or 40% of revenue in the fourth quarter of 2003 declined by 19% as compared to ($8.7 million) or 49% of revenue in the fourth quarter of 2002 even including the negative impact of foreign exchange movements during the fourth quarter of 2003 as compared to the fourth quarter of 2002. The decline in Internet services costs in the fourth quarter of 2003 includes the non-recurring benefits recorded within direct costs of $1.8 million relating to the release of previously disputed contingency accruals for leased line related credits.

Selling, general and administrative expenses (SG&A) were ($58.3 million) for 2003 as compared to ($60.5 million) for 2002.  This reduction was achieved despite the exchange rate movements, which adversely impacted our reported SG&A by approximately $4.7 million during the year.  Net of the foreign exchange movements, SG&A for the year would have been ($53.6 million) or a 11% reduction from prior year.  Compensation expense for the year decreased by approximately 17%, excluding the effect of foreign exchange rates, as compared to the same period last year primarily as a result of significantly reducing headcounts associated with the restructuring of back office and administrative processes.

SG&A was ($13.6 million) for the fourth quarter of 2003 as compared to ($13.9 million) for the fourth quarter of 2002 representing an approximate 2% decrease.  The foreign exchange rate movements adversely impacted our reported SG&A for the fourth quarter of 2003 by approximately $1.0 million as compared to the same period last year.  SG&A of ($13.6 million) in the fourth quarter has declined by 5% as compared to the third quarter.

Impairment and restructuring charges for the year ended December 31, 2003 of $11.7 million have increased by 7.5% as compared to $10.9 million for the year ended December 31, 2002. Impairment and restructuring charges of $8.0 million for the 4th quarter of 2003 include a goodwill write down of $7.3 million as a result of management’s annual impairment review, which indicated insufficient future cash flow to recover the full carrying value of our previously recorded goodwill.

Net Loss

The net loss for the year ended December 31, 2003 was ($24.6 million) compared with ($43.0 million) for the year ended December 31, 2002.

The net loss for the fourth quarter of 2003 was ($5.8 million) as compared to ($11.4 million) for the fourth quarter of 2002.

Cash position

At December 31, 2003, VIA had cash and cash equivalents of $65.8 million and restricted cash of $1.4 million. VIA has significantly reduced its negative change in cash for the full year from ($40.0 million) in 2002 to ($32.0 million) in 2003.

The change in cash during the fourth quarter of 2003 was ($6.8 million), compared with ($9.7 million) in the previous quarter, and a modest increase of 6% as compared to the 2002 fourth quarter of ($6.4 million).

Commenting on the fourth quarter and year’s results, VIA’s CEO, Rhett Williams, stated:  “Having just completed my first full year with VIA, I am very proud of the tremendous progress we made in 2003 toward our goals.”  Mr. Williams continued:  “We established a strategic plan in the first quarter and we have stuck to it.  During this past year, we

•                  reorganized our operations, reduced headcount by one-third of 2002 levels, replaced non-performing managers and sales staff with more experienced professional staff;

•                  completed the outsourcing of key network management functions to provide us with better monitoring and management capabilities, and at the same time the ability to scale incrementally;

•                  completed the outsourcing of certain accounting, credit and collections and other financial back-office services to Accenture to improve the flow of internal financial information and the efficiency of our finance operations;

•                  substantially completed the roll-out of a new standardized billing and customer care platform to most of our operations; and

•                  introduced new products such as voice telephony and IP virtual private networking.”

Business Strategy

“VIA has now established a solid operational foundation on which to build a healthier organization and scaleable business,” stated Mr. Williams.  “But we also recognize that to generate positive cash flows, we need to grow our revenues substantially and continue to increase our margins.  We have also concluded that in order to deliver the scale that VIA needs, we must shift our business model focus, from mostly providing Internet access services to a much higher emphasis on providing web hosting and Internet security services that we can provide on our own infrastructure.  We are also investing more resources into developing and marketing our self-service lower-priced product set through our own scaleable and automated online platforms.”

VIA’s new marketing and sales strategy is a reflection of the changing economics of the Internet industry.  During 2002 and 2003, prices in VIA’s markets continued to erode for dial-up and lease line access, due to the quickening pace of the roll-out of DSL infrastructure and customer preference for DSL services. As result, VIA’s revenues have been significantly impacted by new and renewing customers shifting to lower margin DSL services or renewals of lease line access at prices substantially lower (in some cases up to 70%) than their initial contract prices.  While the Company has not built out its own broadband access networks thereby avoiding large capital expenditures and significant debt obligations, it also made the Company dependent upon third party services and pricing.

In order to address the continually evolving market economics, VIA is shifting its marketing and sales focus in two ways:  on the product side, VIA will put more resources into and emphasize web-hosting and Internet security services, and on the technology side, VIA will focus on products it can deliver on its in-house product and service systems. Specifically on the hosting side, VIA is deploying an automated web-hosting service that enables customers to set up, administer and upgrade their accounts online without support from VIA personnel. This self-service approach will reduce the cost of sale and administrative costs to VIA. VIA is also upgrading its security products capabilities to attract a wider customer base with more diverse offerings that it will deliver from its centralized security network operating center in Paris, France.

Mr. Williams noted:  “What we learned in 2003 is that being a reseller and not owning the core network infrastructure reduces our ability to compete in an increasingly commoditized market.  That is not a place for VIA to be.  We will continue to sell access services, but only as needed by our customers of other services.  Our real focus must be in the higher value, higher margin products.”

VIA’s new focus is reflected in its recent re-organization of our sales force into two channels:  VIA Express and Industry Solutions.  The Industry Solutions sales channel will target its direct and indirect sales forces on the higher value sales of VPN’s, network solutions and security, and high-end dedicated web-hosting service and other bundled solutions sales opportunities.

VIA Express targets customers who prefer low-cost self service products, including web-hosting, security, voice, DSL and low-end virtual private networks.  Mr. Williams continued: “We recently brought in Fred Seibl to lead that channel, building on his experience as General Manager for Dell’s Central European Home & Small Business customer segment responsible for transactional sales and marketing. Under Fred’s direction, we expect VIA Express to generate the bulk of VIA’s growth in the next two years.”

The Amen acquisition will form an important part of the VIA Express model.  The Amen group brings a cash flow positive business, where customers generally prepay a year in advance and that leverages a scaleable technology and infrastructure, which automates the sales, payment and domain name and hosting package account set-up processes.  VIA intends to migrate its shared hosting customer accounts to this platform and roll it out to its other operations over time.

In 2003, VIA revenue mix was comprised of approximately 65% from access services like DSL, leased lines and dial-up and 21% from web-hosting and Internet security service sales.  VIA’s target is to substantially increase the percentage of sales from web-hosting and security access services by the end of 2005.

Fred Seibl, VIA’s new Senior Vice President of VIA Express commented: “With the maturing of the Internet industry, consumers and businesses are becoming more comfortable with the do-it-yourself approach, particularly if that saves costs and is user friendly.  The Company is taking the right approach to address this market.  I would expect that VIA Express and particularly web-hosting and Internet security services will be able to become the growth engine for VIA in the coming years.”

Building on the success of our operations in Portugal, U.S. and Amen in France, the Company intends to roll out the VIA Express model in its operations in the UK, Germany and the Netherlands. The remaining VIA countries will follow.

Personnel Changes

The Company also announced that Matthew Gough, who has been serving as VIA’s Interim CFO since September 2003, has resigned from VIA effective April 1, 2004.  Mr. Gough is leaving VIA to return to the United States with his family.  He is being replaced by Cameron Mackenzie, who is a member of The Institute of Chartered Accountants of Scotland, and has over 15 years experience in senior finance positions at U.S. and European multinational companies.

2004 Outlook

VIA also provided guidance for 2004.  This guidance contains forward-looking statements that involve a number of risks and uncertainties.  These statements are based on current expectations and actual results may differ materially. See the risks detailed in the Company’s Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission on or about March 30, 2004.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA expects to report revenues in 2004 between $76 million and $79 million (growth between 10% to 15%).  Internet services costs should continue to reduce as a percentage to revenue to approximately 42% to 45% of revenues. Capital expenditures are expected not to exceed ($8.5 million). VIA expects that its cash usage for 2004 will be between ($22 and $25 million), excluding cash used for the purchase of Amen and any other potential acquisitions.

The focus on VIA Express products and channels will lead to an increasing emphasis on demand generating marketing expenditures and further investments in systems and technology.  However, as the infrastructure required is not capital intensive, VIA expects that its capital expenditures on an accrual basis for 2004 will not exceed $8.5 million, compared to the approximately $7.6 million level expended during 2003.  “We are making an investment in scaleable automated platforms and technology,” stated Williams, “and this will lead to further efficiencies and allow us to make further headcount reductions throughout the year as we shift our focus to the online and automated sales environment.”

VIA is pushing back its cash flow break-even timing from 2004 to mid-2005.  Mr. Williams continued:  “We have recognized the weakness in the economics of our legacy business and are making the shift needed to grow VIA in a new direction – our investment in Amen and VIA Express are proof points of that.  Unfortunately, the improvement will take a little longer than we previously thought, and we are pushing back our break-even point a few months.” Management believes that its available cash resources will be sufficient to fund working capital and capital expenditure requirements until VIA is able to generate positive cash flows on a consolidated basis.

Earnings Call

VIA will host a conference call to discuss its fourth quarter results on March 30, 2004 at 8.45 a.m. EST. This call will be open to the public as a simultaneous audio web cast over the Internet. Listeners can access this web cast by following the instructions posted on the Investor Relations page of VIA’s web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11 a.m., EST on March 30, 2004. You can listen to the replay over the Internet by going to the Investor Relations page of VIA’s web site at http://www.vianetworks.com and following the posted instructions, or by dialing +1-877-519-4471 (U.S.) or +1-973-341-3080 (international), access code 4622698 for both.

About VIA NET.WORKS Inc.

VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA’s local operations offer a comprehensive portfolio of flexible and reliable managed services including Internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com

Note to Investors

Statements in this press release regarding VIA’s business that are not historical facts, including but not limited to statements generally regarding the company’s new product and channel strategy, cash use and cost reductions in general, are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include difficulties in retaining key personnel as a result of the planned organizational changes, unanticipated integration issues arising in new acquisitions which could result in increased costs and decreased revenue opportunities, changes in competitive,  or economic conditions or unanticipated market declines in one or more of VIA’s operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; fluctuation in exchange rates, particularly in the Euro and British Pound currencies, which could impact US dollar denominated reported revenue; and other risk factors listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-K for the year ended December 31, 2003 to be filed with the SEC on or about March 29, 2004. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA NET.WORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except share and per share data)

	For the three months ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Revenue	17,696	17,704	66,549	68,668

Operating costs and expenses:
Internet services	8,719	7,072	35,043	31,414
Selling, general and administrative	13,854	13,572	60,510	58,304
Impairment and restructuring charges	9,878	7,984	10,905	11,724
Depreciation and amortization	2,553	2,088	11,077	8,107
Total operating costs and expenses	35,004	30,716	117,535	109,549
Operating loss from continuing operations	(17,308)	(13,012)	(50,986)	(40,881)
Interest income (expense), net	(510)	155	2,094	1,088
Other income (expense), net	2,135	(307)	(196)	(574)
Foreign currency gains (losses), net	4,870	7,488	13,319	16,293
Loss from continuing operations before minority interest and income taxes	(10,813)	(5,676)	(35,769)	(24,074)
Income tax benefit (expense)	51	(165)	51	(165)
Net loss from continuing operations	(10,762)	(5,841)	(35,718)	(24,239)
Discontinued operations:
Loss from discontinued operations	(599)	—	(9,141)	(505)
Gain on disposal of discontinued operations	—	—	1,906	164
Net loss	(11,361)	(5,841)	(42,953)	(24,580)

Basic and diluted loss per share:
Continuing operations	$(0.18)	$(0.10)	$(0.59)	$(0.39)
Discontinued operations	$(0.01)	$—	$(0.12)	$(0.01)
Net loss per share—basic and diluted	$(0.19)	$(0.10)	$(0.71)	$(0.40)

Shares used in computing basic and diluted loss per share	60,147,704	61,433,577	60,147,704	61,135,959

VIA NET.WORKS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. Dollars)

	December 31, 2002	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$97,813	$65,803
Restricted cash	895	1,391
Trade and other accounts receivable, net	13,037	14,295
Other current assets	3,900	4,542

Total current assets	115,645	86,031
Property and equipment, net	13,696	12,003
Goodwill	9,189	3,111
Intangible assets, net	—	731
Other non-current assets	762	884
Deferred tax asset	3,387	7,928
Assets of businesses transferred under contractual arrangement	3,142	—

Total assets	$145,821	$110,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,897	10,021
VAT and other taxes payable	922	1,303
Current portion of capital lease obligations and long-term payables	63	173
Deferred revenue	13,516	13,264
Accrued expenses	9,922	7,659
Deferred tax liability	3,387	7,928
Other current liabilities	2,092	1,848

Total current liabilities	37,799	42,196

Capital lease obligations and long-term payables, less current portion	46	328
Liabilities of businesses transferred under contractual arrangement	3,396	—

Total liabilities	41,241	42,524

Stockholders’ equity:
Preferred stock	—	—
Common stock	61	62
Additional paid-in capital	555,574	556,112
Treasury stock	(733)	(1,521)
Accumulated deficit	(427,574)	(452,154)
Accumulated other comprehensive loss	(22,463)	(34,335)
Accumulated other comprehensive loss of businesses transferred under contractual arrangement	(285)	—

Total stockholders’ equity	104,580	68,164

Total liabilities and stockholders’ equity	$145,821	$110,688

VIA NET.WORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. Dollars)

	2002	2003
Cash flows from operating activities:
Net loss from continuing operations	$(35,718)	$(24,239)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	11,077	8,107
Impairment charges	9,752	7,401
Employee stock compensation	527	—
Provision (benefit) for doubtful accounts receivable	(3,950)	1,762
Unrealized foreign currency transaction gains	(7,080)	(13,762)
Write-off of note receivable from related party	292	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	4,524	1,161
Other current assets	1,449	(3,080)
Other non-current assets	(78)	(18)
Accounts payable	(629)	1,366
VAT and other taxes payable	(357)	246
Accrued expenses	(4,121)	(2,305)
Other current liabilities	(74)	(372)
Deferred revenue	576	(1,564)
Net cash used in operating activities	(23,810)	(25,297)
Cash flows from investing activities:
Increase in restricted cash	(895)	(496)
Proceeds from the disposition of operating subsidiaries (net of cash paid)	152	(471)
Proceeds from business transferred under contractual obligations	—	460
Purchases of property, equipment and other assets	(2,844)	(5,871)
Note receivable from related party	(1,000)	—
Repayment of note receivable from related party	708	—
Net cash used in investing activities	(3,879)	(6,378)
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(1,588)	(134)
Proceeds from issuance of common stock, net	—	539
Purchase of treasury stock	—	(788)
Net cash used in financing activities	(1,588)	(383)
Cash flows used by discontinued operations	(5,733)	(899)
Effect of currency exchange rate changes on cash	(5,031)	947
Net decrease in cash and cash equivalents	(40,041)	(32,010)
Cash and cash equivalents, beginning of period	137,854	97,813
Cash and cash equivalents, end of period	$97,813	$65,803